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                                                                    EXHIBIT 21.1

                                  SUBSIDIARIES

 Company                              Jurisdiction of Organization
 -------                              ----------------------------
1. Citrix Systems Netherlands, B.V.   Rotterdam, The Netherlands
2. Citrix Systems--V.I., Inc.         St. Thomas, U.S. Virgin Islands
3. Citrix Systems Canada, Inc./       Ontario, Canada
 Citrix Systemes Canada, Inc.
4. Citrix Systems GmbH*               Munich, Germany
5. Citrix Systemes France S.A.R.L.*   Saint-Cloud, France
6. Citrix Systems UK Limited*         London, England
7. Citrix Systems Japan Yugen Kaisha  Chiyoda, Tokyo, Japan
8. Citrix Systems Australia Pty Ltd   Victoria, Australia
9. Citrix Systems Singapore Pte Ltd   Singapore

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* Citrix Systems GmbH, Citrix Systemes France S.A.R.L., and Citrix Systems UK
  Limited are wholly owned subsidiaries of Citrix Systems Netherlands, B.V.